Exhibit 10.1
February 27, 2008
Thomas J. Sanzone
Dear Tom:

We are pleased to offer you the position of Executive Vice President and Chief Administrative Officer of Merrill Lynch, reporting to John A. Thain, Chairman and CEO. In this position, you will be responsible globally for Merrill Lynch’s technology, operations, and corporate services. We anticipate and you agree that you will commence employment as soon as you are able consistent with the post-employment restrictions applicable to your current employment, which we expect you to honor (“the Start Date”), and you agree to seek or cooperate in our seeking a reduction in such restrictions that would permit the Start Date to be as soon as possible. However, this offer is contingent on your ability to commence employment, free of any restriction that prevents your commencing employment, no later than September 26, 2008.
COMPENSATION
Salary
Your starting salary will be at the annualized rate of $600,000 and will commence on your Start Date.
Incentive Compensation
You will be eligible to participate in the Merrill Lynch Variable Incentive Compensation Program (VICP). In general, VICP awards are granted annually at the sole discretion of management based upon individual performance, company financial results, and other criteria. However, for Performance Year 2008, you will receive a guaranteed VICP award of $9,400,000, provided you are in the continuous employment of Merrill Lynch through the scheduled payment date in early 2009 (“your Guaranteed VICP Award”). Your Guaranteed VICP Award may consist of cash or cash and equity, at the discretion of Merrill Lynch, but any portion of your Guaranteed VICP Award granted in equity will be at a percentage of your total compensation generally equivalent to the treatment given to similarly situated executives. Any equity portion of your Guaranteed VICP Award may consist of Merrill Lynch Restricted Units or other equity instruments subject to the vesting and other provisions of the applicable Merrill Lynch & Co., Inc. employee stock compensation plan (“the ESCP”) and grant documents. In general, except as otherwise specifically provided in the applicable ESCP and grant documents, if your employment terminates for any reason or if you violate any of the terms and conditions of the grant prior to the vesting and/or distribution to you of your equity grant, your rights to the unvested and/or undistributed portion shall be terminated and such grants will be canceled. All equity grants are subject to the approval of the Management Development and Compensation Committee of the Merrill Lynch & Co., Inc. Board of Directors (“the MDCC”).
Your performance will be reviewed periodically. Any future salary and other compensation, including any future awards under the VICP, will be based on a consideration of a number of factors, including, but not limited to, your individual performance and shall be determined in Merrill Lynch’s sole discretion.
Sign-On Restricted Units
In consideration of your commencing employment, and subject to MDCC approval at its first regularly scheduled meeting following the Start Date, Merrill Lynch will grant you Restricted Units of Merrill Lynch common stock, subject to the provisions of the applicable ESCP and grant documents (the “Sign-On Restricted Units”). The total number of Sign-On Restricted Units shall be determined by dividing $2,000,000.00 (“the Sign-On Restricted Unit Value”) by the mean of the high and low sales prices of Merrill Lynch common stock on the Start Date, or, if the Start Date is not a trading day, on the first trading day following the Start Date (“the Start Date Price”) and rounding the quotient to the next highest whole number.
On each of the first, second, third, and fourth anniversaries of the Start Date, the vesting period applicable to 25% of the total number of Sign-On Restricted Units will end and such Sign-On Restricted Units will be delivered to you, subject to a reduction of the number of units to be delivered by the number of units necessary to satisfy Merrill Lynch’s applicable tax withholding requirements. Except as otherwise specifically provided in the applicable ESCP and grant documents, if your employment terminates for any reason or if you violate any of the terms and conditions of the grant prior to the end of the vesting schedule described above, your rights to Sign-On Restricted Units not yet distributed to you shall be terminated and such Sign-On Restricted Units will be canceled.
Should the MDCC fail to approve the Sign-On Restricted Units, you will be paid the Sign-On Restricted Unit Value in cash.
Buyout of Forfeited Equity
To compensate you for your forfeiture of unvested equity awards granted by your current employer (the “Forfeiture”), and subject to MDCC approval at its first regularly scheduled meeting following the Start Date with respect to the Restricted Unit grant described in this paragraph, Merrill Lynch will make cash payments and/or grants of Restricted Units to you, subject to our receiving reasonable written confirmation of the Forfeiture, in an aggregate amount to which we will agree (“the Replacement Value”). The portion of the Replacement Value representing the Forfeiture that would have vested and/or been distributed prior to February 25, 2009 shall be paid to you in cash within 30 days of the Start Date. The remaining portion of the Replacement Value will be converted to Restricted Units based on the average closing value of Merrill Lynch common stock over the 30 day trading period ending February 22, 2008, and shall vest and be distributed to you according the vesting schedule applicable to the corresponding Forfeiture. Except as otherwise specifically provided in the applicable ESCP and grant documents, if your employment terminates for any reason or if you violate any of the terms and conditions of the grant prior to the end of the vesting schedule described above, your rights to the Restricted Units granted as part of the Replacement Value and not yet distributed to you shall be terminated and such Restricted Units will be canceled.
Should the MDCC fail to approve a grant representing the equity portion of the Replacement Value, you will be paid that portion of the Replacement Value in cash.
DISCHARGE WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON
The termination of your employment by Merrill Lynch without Cause or your resignation with Good Reason (“a Qualifying Employment Termination”) will the have following consequences with respect to the payments and equity grants described in this letter agreement:
Guaranteed VICP Award
If a Qualifying Employment Termination occurs before you are paid the cash portion of your Guaranteed VICP Award and before you are granted any equity portion of your Guaranteed VICP Award by the MDCC, the entire Guaranteed VICP Award will be paid to you in cash. If a Qualifying Employment Termination occurs after you are paid the cash portion of your Guaranteed VICP Award but before you are granted any equity portion of your Guaranteed VICP Award by the MDCC, that portion of your Guaranteed VICP Award that Merrill Lynch intended to award you in the form of an equity grant will be paid in cash. If a Qualifying Employment Termination occurs after you are paid the cash portion of your Guaranteed VICP Award and after you are granted any equity portion of your Guaranteed VICP Award by the MDCC, and you are not eligible for post-employment retention of that grant under the terms of the applicable ESCP and grant documents, the value of any remaining equity portion of your Guaranteed VICP Award not yet distributed to you will be paid in cash, such value being calculated using the average of the opening and closing prices of Merrill Lynch common stock on the New York Stock Exchange on the date of the Qualifying Employment Termination or, if that is not a trading day, on the next trading day following the Qualifying Employment Termination. For purposes of this paragraph, “eligible for post-employment retention of that grant under the terms of the applicable ESCP and grant documents” includes post-employment retention associated with Staff Reduction treatment, which Merrill Lynch in its discretion may elect to offer you in the event of a Qualifying Employment Termination, and which requires your execution of a general release of employment claims in favor of Merrill Lynch. For avoidance of doubt, if Merrill Lynch offers you Staff Reduction treatment and you decline to execute a general release or fail to comply with any other conditions contained in the applicable ESCP and grant documents pertaining to Staff Reduction treatment, you will not be eligible for a cash payment.
Sign-On Restricted Units
If a Qualifying Employment Termination occurs before you are awarded the Sign-On Restricted Units by the MDCC, the Sign-On Restricted Unit Value will be paid to you in cash. If a Qualifying Employment Termination occurs after you are awarded the Sign-On Restricted Units by the MDCC, and you are not eligible for post-employment retention of that grant under the terms of the applicable ESCP and grant documents, the value of any remaining Sign-On Restricted Units not yet distributed to you will be paid in cash, such value being calculated using the average of the opening and closing prices of Merrill Lynch common stock on the New York Stock Exchange on the date of the Qualifying Employment Termination or, if that is not a trading day, on the next trading day following the Qualifying Employment Termination.. For purposes of this paragraph, “eligible for post-employment retention of that grant under the terms of the applicable ESCP and grant documents” includes post-employment retention associated with Staff Reduction treatment, which Merrill Lynch in its discretion may elect to offer you in the event of a Qualifying Employment Termination, and which requires your execution of a general release of employment claims in favor of Merrill Lynch. For avoidance of doubt, if Merrill Lynch offers you Staff Reduction treatment and you decline to execute a general release or fail to comply with any other conditions contained in the applicable ESCP and grant documents pertaining to Staff Reduction treatment, you will not be eligible for a cash payment.
Buyout of Forfeited Equity
If a Qualifying Employment Termination occurs before you are paid the cash portion of the Replacement Value and before you are granted the equity portion of the Replacement Value by the MDCC, the entire Replacement Value will be paid to you in cash. If a Qualifying Employment Termination occurs after you are paid the cash portion of the Replacement Value but before you are granted the equity portion of the Replacement Value by the MDCC, that portion of the Replacement Value due in the form equity grants will be paid in cash. If a Qualifying Employment Termination occurs after you are paid the cash portion of the Replacement Value and after you are granted the equity portion of the Replacement Value by the MDCC, and you are not eligible for post-employment retention of any part of that grant under the terms of the applicable ESCP and grant documents, the value of any remaining equity portion of the Replacement Value not yet distributed to you will be paid in cash, such value being calculated using the average of the opening and closing prices of Merrill Lynch common stock on the New York Stock Exchange on the date of the Qualifying Employment Termination or, if that is not a trading day, on the next trading day following the Qualifying Employment Termination. For purposes of this paragraph, “eligible for post-employment retention of that grant under the terms of the applicable ESCP and grant documents” includes post-employment retention associated with Staff Reduction treatment, which Merrill Lynch in its discretion may elect to offer you in the event of a Qualifying Employment Termination, and which requires your execution of a general release of employment claims in favor of Merrill Lynch. For avoidance of doubt, if Merrill Lynch offers you Staff Reduction treatment and you decline to execute a general release or fail to comply with any other conditions contained in the applicable ESCP and grant documents pertaining to Staff Reduction treatment, you will not be eligible for a cash payment.
Definition of Cause
For the purposes of this letter agreement, Cause shall mean: (i) any substantial violation of Merrill Lynch’s rules, regulations, policies, practices and/or procedures; (ii) any substantial violation of laws, rules or regulations of any governmental entity or regulatory or self-regulatory organization, applicable to Merrill Lynch; (iii) criminal, illegal, dishonest, immoral, or unethical conduct reasonably related to your employment; or (iv) a substantial breach of this letter or any of the accompanying attachments. With respect to (i) and (iv) above, Cause shall exist only after you are given notice and an opportunity to correct your conduct, unless such conduct or its consequences cannot be reasonably corrected.
Definition of Good Reason
For the purpose of this letter agreement, Good Reason shall mean: (i) a meaningful and detrimental alteration in the nature your responsibilities or authority, but only after you have notified Merrill Lynch in writing that you believe such an alteration has occurred and, within 30 days of our receipt of such notice, we have not been able to resolve the matter to our mutual satisfaction; (ii) your reporting to an executive other than the CEO during the three year period commencing on the Start Date; or (ii) a reduction of more than 40% in your total annual compensation (salary and VICP) that is not experienced generally by similarly situated employees of Merrill Lynch.
TERMS RELATING TO YOUR VOLUNTARY RESIGNATION AFTER THE THIRD ANNIVERSARY OF YOUR START DATE
If, anytime after the third anniversary of the Start Date: (i) you resign your employment for any reason; (ii) you are not eligible for post-employment retention with respect to any or all of the equity awards granted to you prior to your resignation under the terms of the applicable ESCP and grant documents, including equity awards described in this letter agreement; and (iii) you refrain from engaging in competitive employment within the then-applicable meaning of Retirement treatment under applicable ESCP and grant documents for one year following your resignation; then, with respect to such equity awards for which you are not eligible for post-employment retention, the original grant value of such awards will be paid in cash, without regard to any appreciation or depreciation in the price of Merrill Lynch common stock since the award was made. For purposes of this paragraph, “eligible for post-employment retention with respect to any or all of the equity awards granted to you prior to your resignation under the terms of the applicable ESCP and grant documents” includes post-employment retention associated with Staff Reduction treatment, which Merrill Lynch in its discretion may elect to offer you in the event of a resignation covered by this paragraph, and which requires your execution of a general release of employment claims in favor of Merrill Lynch. For avoidance of doubt, if Merrill Lynch offers you Staff Reduction treatment and you decline to execute a general release or fail to comply with any other conditions contained in the applicable ESCP and grant documents pertaining to Staff Reduction treatment, you will not be eligible for a cash payment. Should you become eligible for Retirement treatment with respect to all or any of the equity awards covered by this paragraph, this paragraph shall no longer be applicable with respect to such awards.
COVENANT AGREEMENT
On or prior to the Start Date, you agree to enter into Merrill Lynch’s standard covenant agreement for executives, a copy of which is attached hereto.
INDEMNIFICATION AND INSURANCE
During and after your employment, Merrill Lynch shall indemnify and defend you with respect to claims relating to your employment to the fullest extent permitted under applicable law and Merrill Lynch’s By-Laws.
FEES
Merrill Lynch will reimburse you for your actual attorney and consultant fees incurred in the finalization of this letter agreement, up to $40,000.00.
WORK AUTHORIZATION
You must also be able to satisfy the requirements of the Immigration Reform and Control Act of 1986, which requires documents to prove your identity and demonstrate that you are authorized to work in the U.S., and to complete an Employment Eligibility Verification form (Form I-9).
A further condition of this offer and your employment with Merrill Lynch is that you have not been convicted of a felony or certain misdemeanors which would disqualify you from employment with Merrill Lynch under federal securities law and under New York Stock Exchange or National Association of Securities Dealer rules. (These preconditions are referenced in the Merrill Lynch Statement of Employment Conditions and the Merrill Lynch Policy on Statutory Disqualification.)
PRE-EMPLOYMENT PREPARATION
Prior to your start date with Merrill Lynch, you are required to complete pre-employment screenings, which includes substance abuse screening and Form I-9 verification. The Employee Service Center will assist you in scheduling these appointments. In addition, you must review Merrill Lynch policies and guidelines and submit a series of forms that provide required personal information. You will be receiving an email from our Employee Service Center instructing you on how to proceed with this process. If you have any questions in the interim, or you do not receive this email, please contact me.
You should also carefully review the attached Statement of Employment Conditions as this offer and your employment with Merrill Lynch are subject to them. In the event of a conflict between the Statement of Employment Conditions and this letter agreement, this letter agreement shall control.
You agree to keep this letter and its terms strictly confidential and not to disclose them to any person or entity except your attorney, financial advisor, and immediate family members, as long as such individuals agree that they are subject to this confidentiality provision. Nothing in this letter shall prohibit or restrict you from providing information pursuant to legal process.
Merrill Lynch represents and warrants that it is fully authorized and empowered to enter into this Agreement and to perform its obligations thereunder. Any notice to you that is required under, or which concerns this Agreement shall be sent to you at your most recent address on file, and to your counsel:
Steven Eckhaus, Esq.
McCarter & English, LLP
245 Park Avenue
New York, NY 10167
seckhaus@mccarter.com
This Agreement may be executed in counterparts, including by fax or PDF, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
In the event of a conflict between this letter and any other document, this letter shall control.
Tom, we believe you can make a significant contribution to Merrill Lynch, and we look forward to your joining us.
Sincerely,
Peter R. Stingi
Senior Vice President

Acceptance of offer
My signature below confirms acceptance of the offer of employment and my understanding of the terms and conditions associated with it. This signature also confirms that there are no oral promises associated with this offer that are not reflected in this letter and I am not relying on any such promises or understandings in accepting this offer. In signing this letter, I further acknowledge that I have received, read, and agree to all pre-employment conditions and policies referred to in this letter, specifically the enclosed Statement of Employment Conditions and Policy on Statutory Disqualification.

Signed:	Date:

Enclosed:
•	Statement of Employment Conditions
•	Policy on Statutory Disqualification
•	Covenant Agreement